EXHIBIT 22 - SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES
DAUCH CORPORATION
Our 5.00% Notes are senior unsecured obligations of American Axle & Manufacturing, Inc. (AAM, Inc.), which are fully and unconditionally guaranteed, on a joint and several basis, by Dauch Corporation and substantially all of its domestic subsidiaries (other than AAM, Inc.). The table below defines these entities.

Entity	Organized Under Laws of

Parent Entity
Dauch Corporation	Delaware

Issuing Entity
American Axle & Manufacturing, Inc.	Delaware

Guarantor Entities
AAM International Holdings, Inc.	Delaware
Auburn Hills Manufacturing, Inc.	Delaware
Oxford Forge, Inc.	Delaware
MSP Industries Corporation	Michigan
Colfor Manufacturing, Inc.	Delaware
AccuGear, Inc.	Delaware
Metaldyne Performance Group, Inc.	Delaware
Metaldyne M&A Bluffton, LLC	Delaware
Metaldyne Powertrain Components, Inc.	Delaware
Metaldyne Sintered Ridgway, LLC	Delaware
Metaldyne SinterForged Products, LLC	Delaware
Punchcraft Machining and Tooling, LLC	Delaware
HHI FormTech, LLC	Delaware
Jernberg Industries, LLC	Delaware
Impact Forge Group, LLC	Delaware
ASP HHI Holdings, Inc.	Delaware
MD Investors Corporation	Delaware
AAM Powder Metal Components, Inc.	Ohio
ASP Grede Intermediate Holdings LLC	Delaware
AAM Casting Corp.	Delaware
Tekfor, Inc.	Delaware
AAM North America, Inc.	Delaware
AAM Mexico Holdings, LLC	Delaware
GKN America Corp.	Delaware
GKN Sinter Metals, LLC	Delaware
GKN Driveline North America, Inc.	Delaware
Hoeganaes Corporation	Delaware
GKN Driveline Bowling Green, Inc.	Ohio
GKN Driveline Newton, LLC	Delaware
GKN North America Investments, Inc.	Delaware
GKN Powder Metallurgy Holdings, Inc.	Delaware